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                                                                     EXHIBIT 3.9

     STATE OF DELAWARE
    SECRETARY OF STATE
 DIVISION OF CORPORATIONS
FILED 09:00 AM 06/27/2002
    020418825 - 3541834

                            CERTIFICATE OF FORMATION

                                       OF

                              M.G.A. REALTY I, LLC
                           A LIMITED LIABILITY COMPANY

FIRST: The name of the limited liability company is:

                              M.G.A. REALTY I, LLC

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, 19808, and its registered agent at such address is CORPORATION SERVICE COMPANY.

IN WITNESS WHEREOF, the undersigned, being the individual forming the Company, has executed, signed and acknowledged this Certificate of Formation this 27th day of A.D. 2002.

/s/ Cellina Wohner
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Authorized Person
Cellina Wohner